                                                                 EXHIBIT g(1)(f)


                                AMENDMENT NO. 3
                                       TO
                          SECOND AMENDED AND RESTATED
                               CUSTODY AGREEMENT


Short-Term Investments Co., a Massachusetts business trust ("STIC-Mass"), on behalf of its Prime Portfolio, assigned all of its rights and obligations under the Custody Agreement ("Agreement") dated June 16, 1987, as amended, between STIC-Mass and The Bank of New York (the "Custodian"), to Short-Term Investments Co., a Maryland corporation (the "Fund"), with respect to its Prime Portfolio on October 15, 1993 and on October 19, 1993 amended the Agreement to add the Liquid Assets Portfolio.

Pursuant to Article XVII of the Agreement, the Fund hereby requests that the Custodian render services as custodian to the following additional portfolio:

                             Cash Assets Portfolio

Please indicate acceptance of this addition by signing and returning this Amendment to our offices at 11 Greenway Plaza Suite 100, Houston, Texas 77046-1173.



Effective Date:____________, 2001


                                    SHORT-TERM INVESTMENTS CO.


Attest:__________________________   By:___________________________

Title: __________________________   Title:________________________



                                    THE BANK OF NEW YORK


Attest:__________________________   By:___________________________

Title:___________________________   Title:________________________